EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter 2009 Results

San Francisco, Calif., May 20, 2009 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $21.8 million or $0.74 per diluted share for the first fiscal quarter ended May 2, 2009.  This compares to earnings of $25.0 million or $0.86 per diluted share for the same period of the prior year.

“Our proactive efforts to reduce our product costs and operating expenses paid big dividends this quarter,” said Matthew McCauley, Chairman and Chief Executive Officer.  “Despite the challenging retail environment, we were able to minimize the downward pressure on gross margins while leveraging SG&A by 200 basis points on negative comparable store sales.  Looking ahead, we do not anticipate the macro-environment to improve significantly in the near term, and will continue to focus on our ongoing strategies of acquiring new customers, expanding our store base and controlling expenses.”

Net sales from retail operations for the fiscal quarter ended May 2, 2009, totaled $228.0 million, a 5% decrease from the $238.9 million in net sales from retail operations for the first fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the first fiscal quarter decreased 10% versus the same period last year.  Total net sales for the first fiscal quarter were $230.9 million, a decrease of 5% compared to total net sales of $242.1 million for the first fiscal quarter last year.

Business Outlook

For the second fiscal quarter of 2009, the Company expects a mid to high-single digit decrease in comparable store sales versus the same period of the prior year.  The Company expects earnings for the second fiscal quarter in the range of $0.09 to $0.14 per diluted share.

Management Presentation

The live broadcast of the discussion of first quarter 2009 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 20, 2009.  To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, May 27, 2009, at 800-642-1687, passcode 85033749, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 2, 2009, the Company operated a total of 901 retail stores: 619 Gymboree® stores (587 in the United States, 30 in Canada and 2 in Puerto Rico), 126 Gymboree Outlet stores, 118 Janie and Jack® shops and 38 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 606 franchised and Company-operated Gymboree Play & Music® centers in the United States and 29 other countries.

Forward-Looking Statements
The foregoing financial information for the first fiscal quarter ended May 2, 2009, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 20, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8 and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 2,	May 3,
	2009	2008

Net sales:
Retail	$227,980	$238,917
Play & Music	2,895	3,187
Total net sales	230,875	242,104
Cost of goods sold, including
buying and occupancy expenses	(121,346)	(118,686)
Gross profit	109,529	123,418
Selling, general and administrative expenses	(73,345)	(81,825)
Operating income	36,184	41,593
Other income	307	280
Income before income taxes	36,491	41,873
Income tax expense	(14,684)	(16,836)
Net income	$21,807	$25,037

Net income per share:
Basic	$0.77	$0.91
Diluted	$0.74	$0.86

Weighted average shares outstanding:
Basic	28,447	27,543
Diluted	29,455	28,953

Operating Data:
Stores Open at the Beginning of the Period	886	786
New Stores	15	25
Stores Open at the End of the Period	901	811

Gross Store Square Footage	1,763,000	1,570,000
Merchandise Inventories per Square Foot	$57	$61

Supplemental Financial Information:
Depreciation and amortization	$8,983	$8,405
Interest income, net	$247	$237
Stock-based compensation	$3,874	$4,510

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 2,	January 31,	May 3,
	2009	2009	2008

Current Assets
Cash and cash equivalents	$150,190	$140,472	$58,052
Accounts receivable	24,624	18,735	22,840
Merchandise inventories	100,242	114,972	95,557
Prepaid expenses and deferred taxes	26,868	19,704	24,321
Total current assets	301,924	293,883	200,770

Property and Equipment, net	204,628	204,227	191,669
Deferred Taxes and Other Assets	21,695	22,471	22,189

Total Assets	$528,247	$520,581	$414,628

Current Liabilities
Accounts payable	$28,252	$44,400	$30,286
Accrued liabilities	56,632	69,341	66,587
Income tax payable	8,063	102	8,273
Total current liabilities	92,947	113,843	105,146

Long-Term Liabilities
Deferred liabilities	75,683	72,463	66,615

Stockholders' Equity	359,617	334,275	242,867

Total Liabilities and Stockholders' Equity	$528,247	$520,581	$414,628